Exhibit 3.1

STATEMENT OF CANCELLATION

OF THE

CERTIFICATE OF DESIGNATIONS

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

H.B. FULLER COMPANY

The undersigned, Timothy J. Keenan, Secretary of H.B. Fuller Company, a Minnesota corporation (the “Company”), hereby certifies that:

1.	The name of the Company is H.B. Fuller Company.

2.	There are currently no shares of the Series A Junior Participating Preferred Stock of the Company outstanding.

3.

In accordance with Section 302A.133 of the Minnesota Statutes, the Board of Directors of the Company has authorized the cancellation of the Certificate of Designations of the Series A Junior Participating Preferred Stock of the Company establishing the rights and preferences of such preferred stock (the “Certificate of Designations”).

4.

Pursuant to this Statement of Cancellation, the Certificate of Designations shall be canceled, and the 1,600,000 shares of preferred stock of the Company formerly designated as Series A Junior Participating Preferred Stock shall have the status of authorized but unissued, undesignated shares of preferred stock.

IN WITNESS WHEREOF, the undersigned, having been duly authorized by the Board of Directors of the Company, has executed this Statement of Cancellation this 13th day of October, 2016.

/s/ Timothy J. Keenan
Timothy J. Keenan
Secretary